Exhibit 99.1

FOR IMMEDIATE RELEASE

SEEBEYOND ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004
FINANCIAL RESULTS

36% Year-over-Year License Revenue Growth; Fourth Quarter EPS of $0.04

MONROVIA, Calif., January 26, 2005 — SeeBeyond (Nasdaq: SBYN), provider of the world’s first fully Integrated Composite Application Network (ICAN) suite for advanced integration and composite application solutions, today reported final results for the fourth quarter and full year ended December 31, 2004.

Total revenue for the fourth quarter ended December 31, 2004 was $45.8 million. License revenue for the fourth quarter was $21.7 million. Net income calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP) for the quarter ended December 31, 2004 was $3.9 million or $0.04 earnings per share on a fully diluted basis.

Total revenue for the year ended December 31, 2004 increased 19% to $163.8 million. License revenue for the full year 2004 increased 36% to $70.3 million. Net income for the year calculated in accordance with GAAP was $342,000 or $0.00 earnings per share on a fully diluted basis.

SeeBeyond ended the fourth quarter of 2004 with total cash and cash equivalents of $73.1 million and DSO of 76 days.

“Reporting significant license growth for the quarter, we continue to see evidence of increased demand for our unique technology,” said Jim Demetriades, founder and CEO of SeeBeyond. “Although 2004 was a rebuilding year for SeeBeyond, it marked several significant milestones in the Company’s history including selection with British Telecommunications for the U.K.’s National Health Service program, one of the largest integration projects in the world. With unmatched technology, SeeBeyond is well positioned in the marketplace, and with the continued customer adoption of ICAN 5, we are well poised to increase marketshare in 2005.”

“Expense control and profitable growth were key areas of focus during the last four quarters, and were not trivial tasks against the backdrop of a newly introduced and significantly expanded product suite,” added Carv Moore, President and COO of SeeBeyond. “Closing out the year with strong financial results, we are confident in our ability to continue to control costs while ensuring operational excellence, and will focus our efforts on driving sales force effectiveness, partner alignment and solution-focused marketing.”

Fourth Quarter and Full Year 2004 Highlights:

•                  SeeBeyond closed 93 deals in the fourth quarter. With success across key verticals including financial services, healthcare, manufacturing and retail, the following customers represent new and existing business during the quarter: Banca IMI, BHP, Blue Cross Blue Shield of North Carolina, BMW Group, Carrefour, Celesio, Conoco Phillips, Centers for Medicaid and Medicare Services, EDS, JP MorganChase, Lands’ End, Leroy Merlin, Raytheon, Route One, Schlumberger, Sentry Insurance, Syngenta and TXU.

•                  SeeBeyond continues to see significant results from its strategic alliances program with significant traction achieved during the fourth quarter from strategic partnerships including Accenture and CSC.

•                  Throughout 2004, both services and solution partners alike affirmed their support of SeeBeyond’s vision of SOA-based composite application development. Most notable is

Sun Microsystems, who in October 2004, announced a far-reaching technology and marketing agreement with SeeBeyond that features Service-Oriented Architecture (SOA) solutions and composite application delivery via the Sun Java Enterprise System. Under the agreement, SeeBeyond will port components of its SeeBeyond ICAN 5 Suite to the Sun Java Enterprise System, with an initial focus on solutions for RFID and Portal application development. As Sun’s own VP of Java Web Services stated, “Together, Sun’s innovative Java Enterprise System and SeeBeyond’s integration solutions deliver the highest productivity and most practical SOA-based customer integration solution available today.”

•                  The highlight of the year was the January 2004 announcement of the selection with British Telecommunications (BT) for the U.K.’s NHS National Programme for IT — the largest healthcare integration project in the world to date. During the year, SeeBeyond was also awarded a follow-on, 10 year contract to support BT’s role as the London Local Service Provider (LSP) for the NHS Care Records Service, followed by selection to support CSC’s role as LSP for the North West and West Midlands region of England. All in all, the contracts represent an opportunity for more than $60 million in revenue to SeeBeyond over the course of the contract life.

•                  As the industry’s first unified suite for the development of integrated composite application networks, the SeeBeyond ICAN 5 Suite received many industry accolades throughout the year. A sampling includes:

•                  Named “Product of the Year 2004” by Business Integration Journal.

•                  Gartner, Inc., an independent industry research and advisory firm, earlier this year positioned SeeBeyond in the Leaders Quadrant of its most recent edition of Gartner’s Magic Quadrant for Application Integration Suites, 2004.(1)

•                  Leading European analyst firm, Butler Group, reported that SeeBeyond’s product suite delivers a powerful proposition for building composite applications, which can improve the time-to-delivery for integration projects, and significantly reduce the Total Cost of Ownership (TCO) when compared to the use of separate point solutions. Specifically, the research showed that organizations using the SOA-based platform can save up to 86% in the time spent building and developing composite applications, leading to a 58% savings in overall project cost.(2)

•                  Current Analysis, the fastest growing company in the IT Research Industry, cited SeeBeyond as a technology leader in Integration and Web Services in its January 2004 Market Assessment report.

•                  SeeBeyond was recognized by IT Solution Providers as providing the “Best Enterprise Solution” at EnterpriseVision 2004.

Financial Outlook

SeeBeyond projects first quarter 2005 revenue to be in the range of $42.0 to $44.0 million, with first quarter 2005 GAAP earnings per share expected to be in the range of $0.00 to $0.01.

The Company will review its fourth quarter and full year 2004 financial performance today at 2:00 PM Pacific Standard Time / 5:00 PM Eastern Standard Time. The toll-free dial-in number for the call from within the U.S. and Canada is (800) 640-9765; international callers may dial (847) 413-4837. A simulcast of the conference call will be available on www.seebeyond.com, and a rebroadcast following the completion of the call at www.seebeyond.com.  An audio replay of the call will be available after the call until February 2, 2005, at midnight EST. The toll-free dial-in number for the replay from within the U.S. and Canada is (877) 213-9653; international callers may dial (630) 652-3041 using the access code: 10646518.

About SeeBeyond

Based on 15 years of software innovation and real-world experience in integrating systems across Global 2000 organizations, SeeBeyond (Nasdaq: SBYN) delivers the industry’s first integrated composite application network built on a comprehensive integration platform. The SeeBeyond® Integrated Composite Application Network Suite™ helps organizations rapidly assemble and deploy enterprise-scale end-user applications built on existing systems and infrastructure to dramatically improve business operations. SeeBeyond has approximately 2,000 customers worldwide, including ABN Amro, BHP Billiton, The Cleveland Clinic, The Dial Corporation, DuPont, Florida Power & Light, Fluor Daniel, Fujitsu, General Motors, Halliburton, Hertz Corporation, HP, Lockheed Martin, Pfizer, Samsung, Sprint and Sutter Health. For more information, please visit www.seebeyond.com.

# # #

SeeBeyond is a registered trademark of SeeBeyond Technology Corporation in the United States and select foreign countries. SeeBeyond Integrated Composite Application Network Suite is a trademark of SeeBeyond Technology Corporation.  The absence of a trademark from this list does not constitute a waiver of SeeBeyond Technology Corporation’s intellectual property rights concerning that trademark.  All other brands or product names are trademarks of their respective owners.

(1) Magic Quadrant for Application Integration Suites, 2Q04, Markets, M-22-8357, J. Thompson, R. Schulte, M. Cantara, J. Correia, K. Iijima, F. Kenney, B. Lheureux, Y. Natis, M. Pezzini, J. Sinur; Gartner Research Note 14 May 2004

The Magic Quadrant is copyrighted May 2004 by Gartner, Inc. and is reused with permission. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner’s analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product or service depicted in the Magic Quadrant, and does not advise technology users to select only those vendors placed in the “Leaders” quadrant. The Magic Quadrant is intended solely as a research tool, and is not meant to be a specific guide to action. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

(2) “Developing Composite Applications; Comparing the Total Cost of Ownership”, Butler Group, Tim Jennings, October 2004

Forward-Looking Statements

This news release includes statements that are not historical in nature and as such are intended to be forward looking statements for purposes of the safe harbor provided by the Securities Litigation Reform Act. These statements, including those made under the heading “Financial Outlook” related to projected revenues and projected GAAP earnings per share for the first quarter of 2005, statements made by James Demetriades relating to SeeBeyond’s expected ability to increase marketshare, statements made by Carv Moore relating to SeeBeyond’s future ability to control costs while ensuring operational excellence, and focus efforts on ensuring sales force effectiveness, partner alignment and solution-focused marketing, and SeeBeyond’s opportunity to realize $60 million or more in revenue over the life of the NHS contract, are statements based on SeeBeyond’s current expectations, assumptions, estimates and projections, its industry and its future prospects. These statements are predictions, and actual events and results may differ materially from those forward-looking statements based on certain risks, including risks related to general economic conditions and, in particular, information technology spending; the Company’s sales cycle; dependence on licensing revenue from the Company’s product suite; the Company’s dependence on strategic relationships with systems integrators and others; the Company’s international operations; market acceptance of SeeBeyond products and services, including the SeeBeyond ICAN 5 Suite, and the potential release of competitive products, among other factors. The forward-looking statements contained in this news release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission including its Annual Report filed on Form 10-K for the year ended December 31, 2003, and its quarterly reports on Form 10-Q. SeeBeyond does not undertake to update any forward-looking statements.

Contacts:

Barry Plaga	Andrea Williams
Executive Vice President and CFO	Vice President of Investor Relations
(626) 408-3100	(415) 874-3053
bplaga@seebeyond.com	awilliams@seebeyond.com

Kristi Rawlinson
Director of Public Relations
(214) 373-1519
krawlinson@seebeyond.com

SEEBEYOND Technology Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues:
License	$21,669	$20,439	$70,271	$51,815
Services	9,804	8,167	39,514	38,662
Maintenance	14,287	12,200	54,013	47,364

Total revenues	45,760	40,806	163,798	137,841

Cost of revenues:
License	41	255	1,030	1,375
Services and maintenance	11,167	8,867	42,606	41,028

Total cost of revenues	11,208	9,122	43,636	42,403

Gross profit	34,552	31,684	120,162	95,438

Operating expenses:
Research and development	10,084	9,794	39,117	41,012
Sales and marketing	16,212	16,161	61,905	57,044
General and administrative	5,405	4,842	19,132	17,913
Restructuring and impairment charges	—	47	—	6,433
Amortization of sales and marketing warrants	—	18	(14)	190
Amortization of stock-based compensation	—	64	97	277

Total operating expenses	31,701	30,926	120,237	122,869

Income (loss) from operations	2,851	758	(75)	(27,431)
Other income (expense)
Interest, net	421	250	337	624

Income (loss) before tax provision	3,272	1,008	262	(26,807)
Income tax provision (benefit)	(674)	249	(80)	691

Net income (loss)	$3,946	$759	$342	$(27,498)

Basic net income (loss) per share	$0.05	$0.01	$0.00	$(0.33)
Diluted net income (loss) per share	$0.04	$0.01	$0.00	$(0.33)

Number of shares used in calculating:
- basic net income (loss) per share	84,789	83,517	84,644	83,002
- diluted net income (loss) per share	88,142	88,156	88,736	83,002

SEEBEYOND Technology Corporation

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,	September 30,	December 31,
	2004	2004	2003
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$73,148	$68,106	$70,135
Accounts receivable, net	37,995	34,450	34,333
Prepaid expenses and other current assets	3,680	3,210	4,596

Total current assets	114,823	105,766	109,064
Property and equipment, net	12,728	13,113	15,224
Goodwill	1,391	1,391	1,391
Other assets	2,152	1,709	2,068

Total assets	$131,094	$121,979	$127,747

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$6,739	$5,487	$5,120
Accrued expenses	19,669	20,588	21,938
Deferred revenues	36,537	31,985	31,221
Equipment line and advance payable - current portion	—	734	3,097
Capital lease payable - current portion	748	324	310

Total current liabilities	63,693	59,118	61,686

Capital lease payable	28	303	515
Total liabilities	63,721	59,421	62,201

Commitments and contingencies
Stockholders’ equity:
Common stock, $.0001 par value - 200,000,000 shares authorized;
87,555,912 shares issued and 84,926,960 shares outstanding as of December 31, 2004 and 87,269,395 shares issued and 84,716,243 shares outstanding as of September 30, 2004 and 85,548,522 shares issued and 83,826,520 shares outstanding as of December 31, 2003	9	8	8
Additional paid-in capital	226,481	225,773	222,539
Treasury stock	(6,511)	(6,286)	(3,632)
Deferred stock compensation	—	—	(47)
Accumulated other comprehensive loss	989	605	616
Accumulated deficit	(153,595)	(157,542)	(153,938)

Total stockholders’ equity	67,373	62,558	65,546
Total liabilities and stockholders’ equity	$131,094	$121,979	$127,747

SEEBEYOND Technology Corporation

CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income (loss)	$3,946	$759	$342	$(27,498)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on disposal of fixed assets	36	—	2	(16)
Depreciation and amortization	1,186	1,408	4,758	5,814
Provision for doubtful accounts receivable	91	645	67	727
Amortization of sales and marketing warrants	—	18	(14)	190
Amortization of stock-based compensation	—	64	97	277
Non-cash restructuring and impairment charges	—	—	—	4,274
Changes in assets and liabilities:
Accounts receivable	(3,636)	(6,899)	(3,729)	(1,510)
Prepaid expenses and other current assets	(470)	164	916	(416)
Accounts payable	1,252	(904)	1,619	(3,948)
Accrued expenses	(919)	2,526	(2,269)	1,229
Deferred revenues	4,552	1,980	5,316	3,080

Net cash provided by (used in) operating activities	6,038	(239)	7,105	(17,797)

Cash flows from investing activities:
Purchases of property and equipment	(547)	(687)	(1,974)	(5,103)
Other	(443)	605	(84)	(689)

Net cash used in investing activities	(990)	(82)	(2,058)	(5,792)

Cash flows from financing activities:
Payment on bank lines of credit	(734)	(788)	(3,097)	(3,151)
Payment of capital lease obligations	(141)	(5)	(339)	(178)
Proceeds from issuance of common stock pursuant to
employee stock option plan	393	822	3,263	2,422
Proceeds from issuance of common stock pursuant to
employee stock purchase plan	316	327	644	674
Payment for purchase of common stock	(225)	—	(2,879)	(872)

Net cash (used in) provided by financing activities	(391)	356	(2,408)	(1,105)

Effect of exchange rate changes on cash and cash equivalents	385	370	374	715

Net increase (decrease) in cash and cash equivalents	5,042	405	3,013	(23,979)
Cash and cash equivalents at beginning of the period	68,106	69,730	70,135	94,114

Cash and cash equivalents at end of the period	$73,148	$70,135	$73,148	$70,135